CPI CORP.
NEWS FOR IMMEDIATE RELEASE                        FOR RELEASE  April 18, 2005
--------------------------------------------------------------------------------


FOR FURTHER INFORMATION, CONTACT:
================================================================================
               NAME        Jane Nelson               FROM        CPI Corp.
                           ----------------------                ---------------
               ADDRESS     1706 Washington Avenue    CITY        St. Louis
                           ----------------------                ---------------
               STATE, ZIP  Missouri 63103            TELEPHONE   (314) 231-1575
                           ----------------------                ---------------

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                       CPI CORP. ANNOUNCES FOURTH QUARTER
                             AND FISCAL 2004 RESULTS

                                 KEY HIGHLIGHTS
                                 --------------

          o    Q4 EPS rises 47% year-to-year to $1.65
          o    Q4 comparable week sales trend turns positive
          o    Digital conversion efforts continue apace
               |X|  217 studios now fully converted
               |X|  Plans in place to convert most remaining studios in 2005
          o 70 or more new studios expected to be opened in 2005 in connection with the planned conversions of Kmart stores to Sears Essentials nameplate
          o New $30 million credit facility in place to support digital investment and studio expansions


         ST. LOUIS, MO, APRIL 18, 2005 - CPI CORP. (NYSE-CPY) today reported earnings per share increased 47% to $1.65 per diluted share for the 12-week fourth quarter ended February 5, 2005 compared to earnings per share of $1.12 per diluted share, reported in the 13-week fourth quarter of fiscal 2004. Net income for the same periods increased to $12.8 million in 2004 from $9.2 million in 2003. The fourth quarter of 2004 included a total of $292,000, or $.04 per diluted share of after-tax amounts recorded as other charges and impairments while the fourth quarter of fiscal 2003 included a total of $3.2 million, or $.39 per diluted share of after-tax charges recorded as other charges and impairments and $1.4 million, or $.17 per diluted share of after-tax charges recorded as net losses from discontinued operations. The discontinued operations presentation resulted from the Company's decision to exit its Mexican and mobile photography operations in the second quarter of 2004.

         Net sales for the 12-week fourth quarter of 2004 were $99.5 million compared to $101.2 million for the 13-week fourth quarter of 2003. Prior year revenues included approximately $7.1 million attributable to the additional 13th week in the fourth quarter of 2003. On a comparable week sales basis, excluding the impact of the 13th week in the fourth quarter of 2003, the Company's fiscal


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CPI Corp.



2004 fourth quarter net sales increased approximately 6% over the comparable 12-week period in the prior year quarter. This increase resulted from a 14% increase in average sales per customer sitting partially offset by an 8% decrease in customer sittings.

         The Company believes that the reversal in the negative sales trends experienced since late 2003 is largely attributable to the impact of the following initiatives undertaken throughout the year and continuing.

     o The implementation of a significant computer hardware and printer upgrade in all of our U.S. studios which improved the performance of our legacy systems while laying the foundation for a transition to digital.

     o The successful conversion of 128 of our studios to full digital format prior to the start of the fourth quarter busy season. These studios significantly outperformed the analog film studios in the fourth quarter and continue to do so to date.

     o The restoration of coverage and training hours to our studios that had been significantly reduced in the fiscal 2003 fourth quarter in response to then-declining sales trends.

     o The effectuation of offer changes and targeted price increases as well as the increased utilization of more efficient advertising vehicles.

     o The introduction of new products contributing in excess of $1 million in fourth quarter sales.

         Income from operations for the fourth quarter of 2004 was $21.3 million compared to $16.9 million in the comparable quarter of the prior year. Operating results for the fourth quarter of 2003 reflect pre-tax charges totaling $5.0 million while results for the fourth quarter of 2004 reflect pre-tax charges totaling $467,000. The comparability of the operating results between fiscal 2004 and 2003 is also significantly impacted by the additional week of operations included in the 13-week fourth quarter of fiscal 2003.

         The $4.4 million increase in operating income is principally the result of a $2.4 million decrease in cost of sales and a $4.6 million decrease in other charges and impairments partially offset by a $1.7 million decrease in sales (resulting from the inclusion of approximately $7.1 million in additional sales in the fourth quarter of 2003 related to the 13th week) and a $1.1 million increase in selling, general and administrative expenses. The decrease in cost of sales resulted from reduced levels of customer sittings as well as productivity improvements generated from improved manufacturing processes. These decreases were partially offset by start-up costs and inefficiencies (both in-studio and in the central lab) in connection with the new digital studios, higher effective print media costs associated with onsite-fulfilled product in the new digital studios as well as inefficiencies related to the installation and startup operations of new digital printers in the Company's analog studios. Selling, general and administrative costs increased primarily as a result of increases in studio employment costs, health insurance costs and professional services costs partially offset by planned net reductions in advertising costs, lower corporate employment costs and decreases in various other categories of expenses related to our ongoing corporate cost containment efforts. The increase


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CPI Corp.



in studio employment costs resulted principally from our initiative to restore coverage and training hours to our studios that had been reduced in the fourth quarter of 2003 in response to the then-declining sales trends. Studio labor also reflects increased labor and training investment in connection with the startup operation of the Company's digital studios. The increase in professional services costs relates to the initial implementation of internal control reporting required by the Sarbanes-Oxley Act. The lower corporate employment costs are a result of various corporate headquarters staff reductions made throughout fiscal 2004.

FISCAL 2004 RESULTS
-------------------

         The Company also reported a net loss for the 52-week fiscal year ended February 5, 2005 of $18.5 million, or $2.35 per diluted share, compared to net earnings of $1.2 million, or $.15 per diluted share for the 53-week 2003 fiscal year ended February 7, 2004. Both 2004 and 2003 were significantly impacted by the recording of a number of charges and impairments, as well as net losses from discontinued operations. Fiscal 2004 included a total of $22.5 million, or $2.85 per diluted share, of after-tax charges and net losses from discontinued operations while fiscal 2003 included $8.2 million, or $1.01 per diluted share, of such charges and losses.

         Net sales for 2004 declined $17.1 million or 6% to $281.9 million from the $299.0 million recorded in 2003. During 2004, the Company's Sears Portrait Studios experienced an 11% decrease in sittings which was only partially offset by a 5% increase in average sales per customer sitting. On a comparable week sales basis, excluding the approximate impact of the additional operating week in fiscal 2003, the Company's fiscal 2004 net sales decreased approximately 4% from fiscal 2003.

         The Company experienced a nearly 12% sales decline during the first half of 2004 based on both sittings and average sale declines. Through the first half of 2004, the average sale per customer sitting was down 4% compared to the first half of 2003 due largely to increased discounting of offers in response to competitive pressures. The negative first half average sale trend was totally reversed in the third quarter of 2004 when for that quarter the Company reported average sales per customer sitting increased 6% compared to the comparable quarter in 2003. As a result, the Company's negative sales trend moderated to just over a 2% decline. As discussed above, comparable week sales trends turned positive in the fourth quarter as the Company benefited from an approximate 14% increase in its average sale per customer sitting. The Company attributes the improvement in the sales trend experienced over the course of the year to the impact of the various initiatives discussed earlier in this press release.


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CPI Corp.



         In 2004, the Company recorded a loss from continuing operations of $6.5 million compared to earnings from continuing operations in 2003 of $9.4 million. Operating results for both years were significantly impacted by pre-tax charges totaling $15.7 million and $5.5 million, respectively. Other charges and impairments recorded in 2004 and 2003 are summarized below:

                                                          thousands
    Nature of Charge                                    2004         2003
    ----------------                                    ----         ----

    Recorded as a Component of Income (Loss)
     From Operations:
        Accruals related to accelerated vesting of
         supplemental retirement plan benefits and
         guaranteed bonuses for 2004                  $ 3,656     $    -
        Impairment charges                              6,516          -
        Reserves for severance and related costs        3,430      1,346
        Pension plan curtailment                            -      2,385
        Consent solicitation costs                        816      1,663
        Production facility closure                         -        121
        Contract terminations and settlements           1,261          -
                                                     --------    -------

                                                       15,679      5,515

    Recorded as a Component of Other Expense
     Following Income (Loss) from Operations:
        Impairment and related obligation of
         preferred security interest                    9,789          -
                                                     --------    -------

    Total Other Charges and Impairments              $ 25,468    $ 5,515
                                                     ========    =======


         The $15.9 million decrease in operating earnings between 2003 and 2004 resulted principally from a $17.1 million decrease in sales and a $10.2 million increase in other charges and impairments partially offset by a $3.2 million decrease in cost of sales and a $7.9 million decrease in selling, general and administrative expenses. The decrease in cost of sales between 2003 and 2004 is generally attributable to the same factors discussed in the previous section of this press release relating to the fourth quarter. The decrease in selling, general and administrative costs is the result of planned net reductions in advertising costs, lower corporate employment costs, and net decreases in various other categories of expenses such as travel and meetings, studio supplies, and postage and freight. These decreases were partially offset by increases in studio employment costs related to the broad restoration of coverage and training hours as well as the startup operation of digital studios, costs and inefficiencies associated both the Company's digital conversion efforts as well as with the implementation of the system-wide studio hardware upgrade project, increases in health insurance costs and professional services costs incurred in conjunction with the first year of required internal control reporting under Section 404 of the Sarbanes-Oxley Act.

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CPI Corp.



2005 OUTLOOK
------------

     o   Digital conversion of existing Sears Portrait Studios -
         -----------------------------------------------------
         As previously reported, the Company converted 128 of its U.S. studios to full digital format in 2004. Thus far in 2005, another 89 studios have been converted bringing the current total to 217. As previously discussed, the converted digital studios, as a whole, are significantly outperforming the remaining film studios. The Company currently plans to convert most remaining U.S. studios to full digital format in 2005.

     o   Opening of new studios in Sears Essential stores -
         ------------------------------------------------
         As part of Sears' off-mall expansion strategy, which is now expected to be accelerated as a result of the closing of the Kmart/Sears merger on March 24, 2005, the Company anticipates opening potentially in excess of 70 brand new portrait studios in planned Sears Essential stores in 2005. These studios, generally occupying a smaller footprint and containing only one camera room, will be fully digital from inception.

     o   Estimated 2005 capital requirements -
         -----------------------------------
         To execute its 2005 plans to convert a substantial share of its remaining Sears Portrait Studios to digital, as well as open anticipated new portrait studios in new Sears Essential stores, the Company estimates its total 2005 capital needs could reach a level approximating $27 million, depending significantly upon how many new studios are opened during the year.

     o   Revolving credit facility -
         -------------------------
         To provide additional operating flexibility, including the ability to implement its digital conversion plans as well as respond to new studio expansion opportunities, while managing the seasonal nature of its business, the Company recently finalized a new two-year bank revolving credit facility. The new facility provides for a $30 million borrowing line in 2005 reducing to $25 million in 2006.

     o   2005 sales update -
         -----------------
         Preliminary net sales for the ten-week period ended April 16, 2005 represent an approximate 3% increase over the comparable ten-week period of fiscal 2004 which ended on April 17, 2004. This increase is being driven by similar trends in sits and customer averages as those experienced in the latter part of the Company's 2004 third quarter and in the fourth quarter. The actual results for the first quarter of fiscal 2005, which ends on April 30, 2005, may differ from the 10-week results in part due to the number and amount of completed portraits at the studio pending delivery to customers at April 30, 2005.


                                    * * * * *

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CPI Corp.



A conference call and audio webcast are scheduled for Tuesday, April 19, 2005 at 10:00 a.m. central time to discuss the fourth quarter and fiscal 2004 financial results and provide a Company update. To participate in the call, please dial 888-260-4537 or 706-634-1012 at least 5 minutes before start time.

The webcast can be accessed on the Company's own site at www.cpicorp.com as well as www.fulldisclosure.com. To listen to a live broadcast, please go to these websites at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay will be available on the above web sites as well as by dialing 706-645-9291 or 800-642-1687 and providing confirmation code 5580336. The replay will be available through April 26, 2005 by phone and for approximately 30 days on the Internet.

CPI is a portrait photography company offering photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. The Company also operates searsphotos.com, an on-line photofinishing service as well as the vehicle for the Company's customers to archive, share portraits via email and order additional portraits and products.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: customer demand for our products and services, the Company's ability to obtain financing when needed under reasonable terms, the overall level of economic activity in our major markets, competitors' actions, manufacturing interruptions, dependence on certain suppliers, changes in our relationship with Sears and the condition and strategic planning of Sears and the impact of the Kmart/Sears merger, fluctuations in operating results, the ultimate impact of the Prints Plus bankruptcy, the attraction and retention of qualified personnel, unforeseen difficulties arising from installation and operation of new equipment in our portrait studios and other risks as may be described in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended February 7, 2004.







                               Tables to follow...



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CPI Corp.


                                                CPI CORP.
                               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (In thousands except per share amounts)


                                  12 Weeks Vs 13 Weeks   52 Weeks Vs 53 Weeks
                                  --------------------   --------------------

                                Feb.5,2005  Feb.7,2004  Feb.5,2005  Feb.7,2004
                                ----------  ----------  ----------  ----------


    Net sales                      $99,498    $101,237    $281,865   $299,044

    Cost and expenses:
      Cost of sales (exclusive
       of depreciation and
       amortization shown below)    11,961      14,316      36,899     40,070
      Selling, general and
       administrative expenses      61,839      60,710     219,367    227,238
      Depreciation and
       amortization                  3,949       4,259      16,391     16,806
      Other charges and
       impairments                     467       5,035      15,679      5,515
                                   -------    --------    --------   --------
                                    78,216      84,320     288,336    289,629

    Income (loss) from continuing
     operations                     21,282      16,917      (6,471)     9,415

    Interest expense                   449         657       2,180      2,949

    Interest income                    326         358       1,226      1,709

    Impairment and related
     obligations of preferred

     security interest                 145         -         9,789        -

    Other income, net                   54          84         263        850
                                   -------    --------    --------   --------

    Earnings (loss) from
     continuing operations before
     income taxes                   21,068      16,702     (16,951)     9,025

    Income tax expense (benefit)     8,223       6,145      (2,189)     3,183
                                   -------    --------    --------   --------

    Net earnings (loss) from
     continuing operations          12,845      10,557     (14,762)     5,842

    Loss from discontinued
     operations, net of income
     tax benefits                       (3)     (1,407)     (3,746)    (4,624)
                                   -------    --------    --------   --------

    Net earnings (loss)            $12,842      $9,150    ($18,508)    $1,218
                                   =======      ======    ========     ======


    Earnings (loss) per common
     share - diluted
       From continuing operations    $1.65       $1.29      ($1.87)     $0.72
       From discontinued
        operations                   (0.00)      (0.17)      (0.48)     (0.57)
                                   -------    --------    --------   --------
           Net earnings (loss)  -
           diluted                   $1.65       $1.12      ($2.35)     $0.15
                                   =======      ======    ========     ======

    Earnings (loss) per common
     share - basic
       From continuing operations    $1.66       $1.31      ($1.87)     $0.72
       From discontinued
        operations                   (0.00)      (0.17)      (0.48)     (0.57)
                                   -------    --------    --------   --------
          Net earnings (loss)  -
           basic                     $1.66       $1.14      ($2.35)     $0.15
                                   =======      ======    ========     ======


    Weighted average number of
     common and common equivalent
     shares outstanding:
       Diluted                       7,797       8,186       7,888      8,148

       Basic                         7,759       8,058       7,888      8,082

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CPI Corp.


                                                   CPI CORP.
                                 ADDITIONAL CONSOLIDATED OPERATING INFORMATION
                                              ($'s in thousands)


                                 12 Weeks Vs 13 Weeks    52 Weeks Vs 53 Weeks
                                 --------------------    --------------------

                                Feb.5,2005  Feb.7,2004  Feb.5,2005  Feb.7,2004
                                ----------  ----------  ----------  ----------

    Capital expenditures            $2,189      $8,102     $15,401     $22,764

    EBITDA is calculated
     as follows:
    Net earnings (loss) from
     continuing operations          12,845      10,557     (14,762)      5,842
    Income tax expense (benefit)     8,223       6,145      (2,189)      3,183
    Interest expense                   449         657       2,180       2,949
    Depreciation and amortization    3,949       4,259      16,391      16,806

    Other non-cash charges              92       2,576       6,445       2,688
                                    ------      ------     -------     -------

    EBITDA (1) & (5)               $25,558     $24,194      $8,065     $31,468
           ==    ==                =======     =======      ======     =======

    Adjusted EBITDA (2)            $26,434     $26,844     $27,581     $34,598

    EBITDA margin (3)               25.69%      23.90%       2.86%      10.52%

    Adjusted EBITDA margin (4)      26.57%      26.52%       9.79%      11.57%


    (1) EBITDA represents net earnings from continuing operations in thousands of dollars before interest expense, income taxes, depreciation and amortization and other non-cash charges. EBITDA is included because it is one liquidity measure used by certain investors to determine a company's ability to service its indebtedness. EBITDA is unaffected by the debt and equity structure of the company. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered an alternative to net income under GAAP for purposes of evaluating the Company's results of operations. EBITDA is not necessarily comparable with similarly- titled measures for other companies.


    (2) Adjusted EBITDA is calculated as follows:



    EBITDA                         $25,558     $24,194      $8,065   $31,468
       EBITDA adjustments:
         Accruals related to
          accelerated vesting of
          supplemental retirement
          plan benefits and
          guaranteed bonuses
          for 2004                      73           -       3,656         -
         Impairment charges              -           -         983         -
         Severance and related costs   248       1,346       3,430     1,346
         Consent solicitation costs      -       1,183         816     1,663
         Production facility closure     -         121           -       121
         Contract terminations and
          settlements                  410           -         842         -
         Impairment reserve and
          related obligations
          of preferred security
          interest                     145           -       9,789         -

                                    ------      ------     -------    -------

    Adjusted EBITDA                $26,434     $26,844     $27,581   $34,598
                                   =======     =======     =======   =======

    (3) EBITDA margin represents EBITDA, as defined in (2), stated as a percentage of sales.

    (4) Adjusted EBITDA margin represents Adjusted EBITDA, as defined in (2), stated as a percentage of sales.

    (5) As required by the SEC's Regulation G, a reconciliation of EBITDA, a non-GAAP liquidity measure, with the most directly comparable GAAP liquidity measure, cash flow from continuing operations follows:



                                  12 Weeks Vs 13 Weeks   52 Weeks Vs 53 Weeks
                                  --------------------   --------------------


                                Feb.5,2005  Feb.7,2004  Feb.5,2005  Feb.7,2004
                                ----------  ----------  ----------  ----------

    EBITDA                         $25,558     $24,194      $8,065    $31,468
    Income tax benefit (expense)    (8,223)     (6,145)      2,189     (3,183)
    Interest expense                  (449)       (657)     (2,180)    (2,949)
    Adjustments for items not
     requiring cash:
       Deferred income taxes        (5,020)       (681)     (9,012)    (2,504)
       Deferred revenues and
        related costs              (10,314)     (6,502)     (2,899)    (2,887)
       Impairment reserve and
        related obligations
        of preferred security
        interest                       145           -       9,789          -
       Other, net                      700         603       4,052         (5)
    Decrease (increase) in current
     assets                         16,338      11,910         338        639
    Increase (decrease) in current
     liabilities                    (6,704)     (1,062)     (1,172)     4,375
    Increase (decrease) in current
     income taxes                   14,137       4,520       7,238      7,164
                                   -------     -------     -------    -------

    Cash flows from continuing
     operations                    $26,168     $26,180     $16,408    $32,118
                                   =======     =======     =======    =======


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CPI Corp.


                                    CPI CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      FEBRUARY 5, 2005 AND FEBRUARY 7, 2004
                                 (In thousands)



                                             FEBRUARY 5,       FEBRUARY 7,
                                                 2005              2004
                                             -----------       -----------
    Assets

      Current assets:
       Cash and cash equivalents               $40,037           $51,011
       Other current assets                     33,912            40,965
      Net property and equipment                41,658            52,735
      Other assets                              19,493            22,518
                                             -----------       -----------

       Total assets                           $135,100          $167,229
                                             ===========       ===========


    Liabilities and stockholders' equity

      Current liabilities                      $71,761           $68,799
      Long-term obligations                     17,050            25,589
      Other liabilities                         23,403            21,015
      Stockholders' equity                      22,886            51,826
                                             -----------       -----------

       Total liabilities and stockholders'
        equity                                $135,100          $167,229
                                             ===========       ===========